                                                                    EXHIBIT 9(e)


                              AMENDED AND RESTATED
               SECURITIES LENDING RECORD ADMINISTRATION AGREEMENT

         THIS AMENDED AND RESTATED SECURITIES LENDING RECORD ADMINISTRATION AGREEMENT made as of the 1st day of June, 1995 and amended as of the 22nd day of May, 1997, by and between Union Bank of California, N.A. (formerly, The Bank of California, N.A.) (the "Bank") and BISYS Fund Services, L.P. (formerly, The Winsbury Company Limited Partnership, d/b/a The Winsbury Company), an Ohio limited partnership (the "Record Administrator").

         WHEREAS, The Parkstone Group of Funds, a Massachusetts business trust, (the "Group") is an open-end management investment company which has filed a registration statement (the "Registration Statement") under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS, the Bank has been engaged by the Group to provide a program for the lending of its portfolio securities (the "Program") pursuant to the Securities Lending and Reverse Repurchase Agreement Addendum dated June 1, 1995 to the Custody Agreement dated October 18, 1991 between the Group and the Bank (the "Addendum"); and

         WHEREAS, the Bank wishes to avail itself of the services, information, advice, assistance and facilities of the Record Administrator to provide assistance to the Bank in its operation and administration of the Program; and

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

         1. APPOINTMENT OF THE RECORD ADMINISTRATOR. The Bank hereby appoints the Record Administrator to provide, as it may request from time to time, services intended to assist Bank in supervising the aspects of the Program as set forth below in Paragraph 2. The Record Administrator hereby accepts such appointment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.

         2. SERVICES AS RECORD ADMINISTRATOR. Record Administrator shall be available to provide services in connection with the Program, including, but not limited to, reviewing the Bank's monitoring of the market price of securities; reviewing the Bank's record keeping of dividends, splits, exchanges and similar transactions affecting the loaned securities; reviewing on a daily basis daily reports of outstanding loan activity and reinvestments of cash collateral for compliance with the Group's securities lending and collateral reinvestment parameters; and reviewing the Bank's preparation of month-end security position reports for the Program. Bank shall send all such reports to Record Administrator by facsimile transmission. Based on its reviews as required hereunder, Record Administrator shall notify Bank of any recommended adjustments, such notice to be provided to Bank by facsimile transmission on or before the Business Day immediately following the date such report was sent to Record Administrator.

         3. FEES AND EXPENSES. In consideration of services rendered pursuant to this Agreement, Bank will pay to the Record Administrator on the first business day of each month, or at such time(s) as Record Administrator shall request and the parties hereto shall agree, a fee computed daily and equal to:

         25% of the fees received by the Bank for Funds listed in Schedule 1 - List A

         40% of the fees received by the Bank for Funds listed in Schedule 1 - List B from the Group for services performed pursuant to the Addendum. In addition, beginning on July 1, 1997 (or whenever all Funds listed on Schedule 1-List B as of May 22, 1997 begin lending thereafter), the Record Administrator will receive an additional 25% of the fees received by the Bank from such Funds on a monthly basis up to a maximum of $250,000 per year. All fees shall be calculated on a net basis with respect to any expenses which are required to be paid by the Bank pursuant to the Addendum. This arrangement will be reviewed annually by both parties. Record Administrator shall make any required disclosures to the Group of the fee arrangements hereunder.

         4. LIABILITY. Record Administrator, in rendering its services hereunder, agrees to use its best judgment and efforts, and the Bank agrees that Record Administrator shall not be liable hereunder for any loss suffered by the Bank in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Record Administrator in the performance of or failure to perform its obligations and duties under this Agreement. Any person, even though also a partner, employee, or agent of Record Administrator, who may be or become an officer, Trustee, employee, or agent of the Group or the Funds shall be deemed, when rendering services to the Group or the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a partner, employee, or agent or one under the control or direction of Record Administrator even though paid by it.

         5. DURATION, RENEWAL AND TERMINATION. This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue until the Addendum is terminated. Written notice of termination must be given by the terminating party to the other party at least 60 days prior to termination. This Agreement is terminable for "cause" (as defined below) by the party alleging "cause," in either case on not less than 30 days' notice by the Bank or by Record Administrator.

         For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of either party with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which either party has been found guilty of criminal or unethical behavior in the conduct of its business; (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; (d) financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any circumstance which substantially impairs the performance of either party's obligations and duties as contemplated herein.

         6. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent applicable law of the state of Ohio, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.

         7. NAMES. The names "The Parkstone Group of Funds" and "Trustees of the Parkstone Group of Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated March 25, 1987 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "The Parkstone Group of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the property of the Trust, and all persons dealing with any class of shares of the Trust must look solely to the property of the Trust belonging to such class for the enforcement of any claims against the Trust.

         8. MISCELLANEOUS. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

         IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Agreement as of the 22nd day of May, 1997.

BISYS FUND SERVICES, L.P. (formerly,         UNION BANK OF CALIFORNIA, N.A.
The Winsbury Company Limited                 (formerly, The Bank of California,
Partnership)                                  N.A.)

By:    BISYS Fund Services, Inc.
       General Partner                       By:_______________________________

                                             Name:_____________________________

By: _______________________________          Its:______________________________
       Stephen G. Mintos
Its:   Executive Vice President

                                                             Dated: May 22, 1997

                                   SCHEDULE 1
                           TO THE AMENDED AND RESTATED
                               SECURITIES LENDING
                         RECORD ADMINISTRATION AGREEMENT
                                 BY AND BETWEEN
                         UNION BANK OF CALIFORNIA, N.A.
                      (FORMERLY, THE BANK CALIFORNIA, N.A.)
                          AND BISYS FUND SERVICES, L.P.
              (FORMERLY, THE WINSBURY COMPANY LIMITED PARTNERSHIP)
             DATED AS OF JUNE 1, 1995 AND AMENDED AS OF MAY 22, 1997

         The Funds of Parkstone Group of Funds designated below shall be eligible for securities lending and reverse repurchase transactions:

                  LIST A                                  LIST B

                Bond Fund                     Conservative Allocation Fund
       Limited Maturity Bond Fund               Balanced Allocation Fund
Intermediate Government Obligations Fund       Aggressive Allocation Fund
       U.S. Government Income Fund                 Equity Income Fund
                                                Small Capitalization Fund
                                                Mid Capitalization Fund
                                               Large Capitalization Fund

         All Funds in List A, the Conservative Allocation Fund, the Balanced Allocation Fund and the Aggressive Allocation Fund are currently eligible to engage in securities lending and reverse repurchase transactions with the Bank. Effective May 23, 1997, the Mid Capitalization Fund will be eligible for securities lending and reverse repurchase transactions. All other Funds in List B will be eligible for securities lending and reverse repurchase transactions on July 22, 1997, unless the Group provides notice to the Bank stating otherwise.


BISYS FUND SERVICES, L.P. (formerly,         UNION BANK OF CALIFORNIA, N.A.
The Winsbury Company Limited                 (formerly, The Bank of California,
Partnership)                                  N.A.)

By:  BISYS Fund Services, Inc.
     General Partner                         By:________________________________

                                             Name:______________________________

By:  ________________________________        Its:_______________________________
     Stephen G. Mintos
Its: Executive Vice President